Exhibit 99.1
JBI, Inc. Increases Maximum and Completes Series B Private Placement with Additional $4 Million

Niagara Falls, New York, January 17, 2013 -- JBI, Inc. (“JBI” or the “Company”) is pleased to announce that between January 11, 2013 and January 17, 2013 it entered into subscription agreements with accredited investors and consummated the sale of 1,153,556 additional shares of the Company’s Series B Convertible Preferred Stock for additional gross proceeds of $4,037,446.  As a result of the additional sales, a total of 2.3 million shares were sold in the Series B Offering for aggregate gross proceeds of $8.05 million.

On January 11, 2013, the Company designated an additional 300,000 shares of preferred stock as Series B Preferred Stock. As a result of the Amended Series B Designation, a total of 2,300,000 shares have been designated as Series B Preferred Stock.

Kevin Rauber, JBI CEO commented, “We are pleased with the positive investor response which allowed us to not only meet, but to exceed our original goals for this raise.  This funding is key to continued execution of our plans.”

More information about this financing can be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2013.

About JBI, Inc.

JBI, Inc. is a leading clean energy company that recycles waste plastic into liquid fuels. JBI’s proprietary Plastic2Oil technology can deliver economic and environmental benefits by replacing refined fuels and diverting waste plastic from landfills. For further information, please visit www.plastic2oil.com.

Forward Looking Statements

This press release contains statements, which may constitute "forward looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees as of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, and members of its management as well as the assumptions on which such statements are based, including the expected timing of the Company's Form 10-K, execution of the proposed agreements described above and consummation of the transactions contemplated by such agreements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Such risks include, but are not limited to: (1) JBI has a history of net losses, and may not be profitable in the future; (2) JBI may not be able to obtain necessary licenses, rights and permits required to develop or operate our Plastic2Oil business, and may encounter environmental or occupational, safety and health conditions or requirements that would adversely affect its business; and (3) JBI may experience delays in the commercial operations of its Plastic2Oil machines and there is no assurance that they can be operated profitably. For a more detailed discussion of such risks and other factors, see the Company's Annual Report on Form 10-K, filed with the SEC on March 19, 2012, as amended on April 30, 2012, and its other SEC filings. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

CONTACT

Chris Irons
JBI, Inc. Investor Relations
1.716.471.5995

MEDIA INQUIRIES

media@jbi.net or please visit the JBI, Inc. Newsroom at http://www.plastic2oil.com